Exhibit 99.1

7000 Cardinal Place Dublin,OH 43017 www.cardinalhealth.com

FOR IMMEDIATE RELEASE

Cardinal Health:	CareFusion:

Troy Kirkpatrick (Media) (614) 757-6225 troy.kirkpatrick@cardinalhealth.com	Jim Mazzola (Media) (858) 617-1203 jim.mazzola@carefusion.com

Sally Curley (Investors) (614) 757-7115 sally.curley@cardinalhealth.com	Carol Cox (Investors) (858) 617-2020 carol.cox@CareFusion.com

CARDINAL HEALTH REPORTS FISCAL 2009 RESULTS, PROVIDES FISCAL 2010 OUTLOOK

•	Consolidated revenue grew 9 percent to nearly $100 billion

•	Healthcare Supply Chain Services fourth-quarter segment profit increased 8 percent to $341 million

•	Cardinal Health fiscal 2010 non-GAAP earnings per share estimates increased to $1.90 to $2.00, adjusted for the spinoff of CareFusion Corp.

•	CareFusion fiscal 2010 adjusted earnings per share expected to be between $1.10 and $1.20 as a standalone company

•	CareFusion spinoff on track for completion on Aug. 31

DUBLIN, Ohio, Aug. 18, 2009 — Cardinal Health today reported fiscal 2009 diluted earnings per share (EPS) from continuing operations of $3.16, or $3.48 on a non-GAAP basis1, which was in line with the company’s expectations and includes a $0.03 dilutive impact from the classification of the company’s UK-based Martindale injectable manufacturing business as discontinued operations.

The company reported fourth-quarter diluted EPS from continuing operations of $0.74, or $0.86 on a non-GAAP basis, which includes a $0.01 dilutive impact from the Martindale classification as discontinued operations. The quarter was highlighted by the Healthcare Supply Chain Services (HSCS) segment, which reported an 8 percent increase in segment profit, driven by strong growth in the Pharmaceutical Supply Chain and Nuclear Pharmacy Services businesses, and a return to growth in its surgical and procedural kitting operations. The growth in the final quarter contributed to a slight increase of 0.4 percent in HSCS segment profit for the full fiscal year.

Fourth-quarter and full-year segment profit for the Clinical and Medical Products segment declined on a year-over-year basis within company expectations, due to the deferral in hospital capital spending and the impact from a shipping hold on its Alaris® System infusion product during the

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second half of fiscal 2009. Sequentially from the third quarter, revenue and segment profit increased. In addition, the Alaris® System shipping hold was lifted in July. The spinoff of CareFusion Corp., the company that will become public from the spinoff of Cardinal Health’s Clinical and Medical Products businesses, remains on track to be completed after the close of business on Aug. 31.

“Fiscal 2009 saw accelerated investments to improve our ability to serve customers, as well as disciplined cost-containment measures, all of which will continue through an important transition year in fiscal 2010,” said R. Kerry Clark, chairman and chief executive officer of Cardinal Health. “With the improvement in the core businesses within the Healthcare Supply Chain Services segment and the resumption of customer installations for the Alaris® System, both Cardinal Health and CareFusion have solid foundations and initiatives in place to position themselves for long-term success.”

CONSOLIDATED Q4 AND FY09 RESULTS

The company reported fourth-quarter revenue growth of 10 percent to $25.2 billion and a 15 percent decline in earnings from continuing operations to $268 million, driven by previously disclosed factors impacting the Clinical and Medical Products business with a partial offset from solid profit growth from the Healthcare Supply Chain Services segment. Special items and impairments and other costs associated with the planned spinoff decreased after-tax earnings by $44 million or $0.12 per share. Excluding these items, fourth-quarter non-GAAP earnings from continuing operations2 declined 9 percent to $311 million.

For full fiscal 2009, consolidated revenue grew 9 percent to $99.5 billion and earnings from continuing operations declined 12 percent to $1.1 billion. The net after-tax dilutive impact from special items and impairments and the impact of other costs associated with the planned spinoff totaled $114 million or $0.32 per share. Excluding these items, non-GAAP earnings from continuing operations declined 8 percent to $1.3 billion. In addition, the company finished the year with strong consolidated operating cash flow of approximately $1.6 billion, through disciplined management of working capital.

Q4 and FY09 SUMMARY

	Q4 FY09	Q4 FY08	Y/Y	FY09	Y/Y
Revenue	$25.2 billion	$22.9 billion	10%	$99.5 billion	9%
Operating Earnings	$436 million	$527 million	(17%)	$1.9 billion	(10%)
Non-GAAP Operating Earnings[3]	$509 million	$560 million	(9%)	$2.1 billion	(4%)
Earnings from Continuing Operations	$268 million	$316 million	(15%)	$1.1 billion	(12%)
Non-GAAP Earnings from Continuing Operations	$311 million	$342 million	(9%)	$1.3 billion	(8%)
Diluted EPS from Continuing Operations	$0.74	$0.88	(16%)	$3.16	(11%)
Non-GAAP Diluted EPS from Continuing Operations	$0.86	$0.96	(10%)	$3.48	(7%)

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Cardinal Health

FISCAL 2009 SEGMENT RESULTS AND FISCAL 2010 OUTLOOK

Healthcare Supply Chain Services

The Healthcare Supply Chain Services segment increased fourth-quarter revenue 11 percent to $24.3 billion, driven by strong growth in the pharmaceutical supply chain business across all customer categories. Sales to bulk pharmaceutical customers4 increased 16 percent to $11 billion and sales to non-bulk pharmaceutical customers5 increased 9 percent to $11.1 billion. Segment profit for the quarter increased 8 percent to $341 million, driven by the profit contribution from revenue gains, growth in generics, strong performance under the company’s fee-for-service arrangements with branded manufacturers, strength in nuclear pharmacy and disciplined expense management.

For the full year, segment revenue increased 10 percent to $95.7 billion, driven by solid sales across the segment. Full-year revenue from bulk pharmaceutical customers increased 17 percent to $43.7 billion and annual sales to non-bulk pharmaceutical customers increased 4 percent to $43.6 billion. Annual segment profit was slightly positive from the previous year at $1.3 billion with profit contribution from revenue gains, solid generics performance and medical supply chain growth being offset by pharmaceutical contract repricings, the impact from anti-diversion activities and bad-debt expense.

The company is in the midst of driving several important initiatives designed to optimize customer mix and improve margins. These include actions to enhance the overall experience across all customer categories, improve its generic pharmaceutical and medical product sourcing programs and enhance internal processes related to pricing. This is complemented by lean operating model initiatives, including a disciplined focus on inventory levels across all lines of business. Importantly, the medical and surgical supply chain businesses have initiated a transformation program, which is designed to implement new systems and processes to improve customer ordering and service.

“The Healthcare Supply Chain Services segment had a strong finish to a solid year,” said George Barrett, incoming chairman and chief executive officer of Cardinal Health. “While we are pleased with the improvement in the supply chain segment, our work continues as we take the necessary strategic actions to drive long-term growth.”

Healthcare Supply Chain Services	Q4 FY09	Q4 FY08	Y/Y	FY09	Y/Y
Revenue	$24.3 billion	$21.8 billion	11%	$95.7 billion	10%
Segment Profit	$341 million	$316 million	8%	$1.3 billion	0%

Fiscal 2010 Outlook for ‘New’ Cardinal Health

Excluding the businesses that will be spun off as CareFusion, Cardinal Health’s adjusted fiscal 2009 revenue was $96 billion and adjusted diluted EPS from continuing operations for the full year was $2.12 or $2.26 on a non-GAAP basis6.

“As we look forward to fiscal 2010 for ‘new’ Cardinal Health, we expect low single-digit revenue growth and non-GAAP diluted earnings per share from continuing operations in the range of $1.90 to $2.00, which is a slight increase from the implied range of $1.87 to $1.91 provided at our Investor Day on June 2,” Barrett said. “The progress we made in fiscal 2009 reinforces our belief that the company’s core businesses are strong and the investments we are making in fiscal 2010 will create a more positive and sustainable longer-term growth trajectory.”

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The company expects its Medical segment to contribute strong segment profit growth in fiscal 2010, which will be offset by an expected decline in Pharmaceutical segment profit, resulting from business investments, unfavorable year-over-year comparison from generic launches and customer contract repricings.

Additional Fourth-Quarter and Recent Highlights from Cardinal Health:

•	Renewed a distribution agreement with CVS Caremark to supply pharmaceuticals to its national network of retail pharmacies through mid-2013.

•	Increased the regular quarterly dividend by 25 percent to $0.175 per share, with the impact significantly increasing its expected payout ratio post-spin.

•	Record-breaking attendance at the company’s Retail Business Conference, which included launches of new tools to help independent pharmacies deliver cost-effective, personalized care to more patients.

•

Announced three new members of the board of directors: George S. Barrett as chairman and chief executive officer of Cardinal Health, effective Sept. 1; Bruce L. Downey, former chairman and chief executive officer of Barr Pharmaceuticals, effective Sept. 1; and Glenn A. Britt, chairman, president and chief executive officer of Time Warner Cable, effective Oct. 1.

•	Hired Patricia Morrison as Chief Information Officer to enhance the company’s enterprise-wide information technology infrastructure to support Cardinal Health’s strategic business needs.

Clinical and Medical Products

Fourth-quarter revenue for the Clinical and Medical Products segment declined 12 percent to $1.1 billion, due to the continued deferral in hospital capital spending, the Alaris® System shipping hold and the negative impact of foreign exchange rates. Segment profit declined 32 percent in the fourth quarter to $157 million, driven by the decline in revenue and the negative impact of foreign exchange rates. The quarterly profit decline was partially offset by aggressive spending reductions and sales of ChloraPrep® from the Enturia acquisition.

Clinical and Medical Products revenue saw a slight decrease of 0.4 percent for the full year to $4.6 billion, with increases in the first half of the year being offset by the revenue decline in the second half. Segment profit was also affected by the second-half factors that impacted segment revenue and finished the year down 9 percent to $670 million. The Enturia acquisition continued to exceed expectations for the quarter and full year.

“There is no doubt that the second half of fiscal 2009 was a challenging economic environment, but we assessed and addressed the market conditions correctly,” said David Schlotterbeck, chief executive officer of CareFusion. “In the fourth quarter, we saw a sequential improvement in customer orders from the third quarter and continued strong performance from the infection prevention businesses with top- and bottom-line growth. In addition, resuming customer installations of our Alaris® System infusion line in July, following 510 (k) clearance from the Food and Drug Administration, was an important milestone under our enhanced quality system.”

Clinical and Medical Products	Q4 FY09	Q4 FY08	Y/Y	FY09	Y/Y
Revenue	$1.1 billion	$1.3 billion	(12%)	$4.6 billion	0%
Segment Profit	$157 million	$229 million	(32%)	$670 million	(9%)

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Cardinal Health

Fiscal 2010 Outlook for CareFusion

For the fiscal year ending June 30, 2010, CareFusion expects mid single-digit revenue growth compared to fiscal 2009 pro forma revenue of $3.7 billion. Adjusted diluted earnings per share7 for fiscal 2010 are expected to be between $1.10 and $1.20, compared to fiscal 2009 pro forma adjusted diluted earnings per share of $1.54, or $1.32 on an unadjusted basis. The pro forma financials reflect CareFusion results as if the separation and related transactions had already occurred. 8

The expected year-over-year decline in adjusted diluted earnings per share is primarily driven by an incremental $100 million to $110 million in spending CareFusion will incur due to several factors including higher compensation expense, R&D spending and costs to stand up infrastructure as a new public company. In addition the company expects a significant increase in the tax rate from fiscal 2009 to 2010, due primarily to a one-time tax benefit received in 2009.

The guidance for fiscal 2010 is based on an assumed diluted weighted average outstanding share count of 228 million and reflects a previously announced distribution ratio of 0.5 shares of CareFusion common stock for each common share of Cardinal Health held as of 5 p.m. EDT on Aug. 25.

Additional Fourth-Quarter and Recent Highlights for CareFusion:

•

Form 10 registration statement declared effective by the Securities and Exchange Commission and a private letter ruling received from the Internal Revenue Service. The spinoff is on track to be completed after the close of business on Aug. 31.

•	Launched the CareFusion brand, establishing the company as an industry leader in helping hospitals measurably improve patient care and safety.

•	Announced the nine members that will comprise the CareFusion board of directors.

•	Awarded a contract with the Centers for Disease Control to supply more than 4,500 ventilators to the National Stockpile Program.

•	Signed a five-year, exclusive agreement for Pyxis® brand medication dispensing equipment with HCA.

•	Pyxis® products named #1 in customer service from MD Buyline’s April through June quarterly report, reflecting a multi-year commitment to investing in improved customer service.

•	MedMined™ services received #1 ranking for infection surveillance technology providers by KLAS.

CONFERENCE CALL

Cardinal Health and CareFusion will host a conference call today at 8:30 a.m. EDT to discuss the fiscal 2009 results and outlook for fiscal 2010. The conference call will be divided into two separate sessions. During the first session, Cardinal Health Chief Financial Officer Jeff Henderson will briefly review consolidated Cardinal Health financial results for the fourth quarter and fiscal 2009, including the Clinical and Medical Products businesses that are part of the planned spinoff of CareFusion. Following the consolidated discussion, Barrett will discuss a business update on ‘new’ Cardinal Health, and Henderson will provide adjusted financials reflecting the removal of the CareFusion businesses, followed by a discussion of fiscal 2010 expectations and assumptions. These prepared comments will be followed by a question and answer session focused on ‘new’ Cardinal Health and consolidated Cardinal Health results. At approximately 9:15 a.m. EDT, the call will transition to Schlotterbeck for a business update on CareFusion. Ed Borkowski, chief financial officer for CareFusion, will follow with a discussion of historical pro forma financials and expectations for fiscal 2010. CareFusion management then will address questions specific to CareFusion.

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Cardinal Health News

To access the call and corresponding slide presentation, visit the investor page at cardinalhealth.com or dial 617-213-4858, passcode 66270788. Participants are advised to pre-register at the investor page at cardinalhealth.com or to dial into the call at least 10 minutes prior to the start time. Pre-registrants are issued a pin number that provides faster access to the live call. Presentation slides, an audio replay and a transcript will be archived on the Web site after the conclusion of the meeting. The audio replay will also be available until 5 p.m. EDT on Aug. 25 by dialing 617-801-6888, passcode 65367949.

UPCOMING CARDINAL HEALTH EVENTS

Cardinal Health will be participating in the following health care investor conferences:

•	2009 Thomas Weisel Partners Healthcare Conference in Boston on Sept. 10.

•	Morgan Stanley Global Healthcare Unplugged Conference in New York on Sept. 15.

•	2009 INVESTOhio Equity Conference in Columbus, Ohio on Sept. 15.

•	UBS Global Life Sciences Conference in New York on Sept. 23.

At these events, company executives will discuss Cardinal Health’s diverse products and services, company performance and strategies for continued growth. To access more details and live webcasts of these events, including remarks or a transcript, go to the Investors page at cardinalhealth.com.

About ‘New’ Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a Fortune 18 health care services company that improves the cost-effectiveness of health care. As the business behind health care, Cardinal Health helps pharmacies, hospitals and ambulatory care sites focus on patient care while reducing costs, improving efficiency and quality, and increasing profitability. As one of the largest health care companies in the world, Cardinal Health is an essential link in the health care supply chain, providing pharmaceuticals and medical products to more than 40,000 locations each day. The company is also a leading manufacturer of medical and surgical products, including gloves, surgical apparel and fluid management products. In addition, the company supports the growing diagnostic industry by supplying medical products to clinical laboratories and operating the nation’s largest network of radiopharmacies that dispense products to aid in the early diagnosis and treatment of disease. Cardinal Health employs more than 30,000 people worldwide. More information about the company may be found at cardinalhealth.com.

About CareFusion Corp.

CareFusion Corp., a wholly owned subsidiary of Cardinal Health, is expected to become a public company with the planned spinoff of the clinical and medical products businesses of Cardinal Health. The global company serves the health care industry with products and services that help hospitals measurably improve the safety and quality of health care. CareFusion develops market-leading technologies including Alaris® IV pumps, Pyxis® automated dispensing and patient identification systems, AVEA and Pulmonetic Systems™ ventilation and respiratory products, ChloraPrep® for infection prevention and MedMined™ services for infection surveillance, neurological monitoring and diagnostic products, V. Mueller® surgical instruments and an extensive line of products that support interventional medicine.

CareFusion employs more than 15,000 people across its global operations. The company has been authorized to have its shares of common stock listed on the New York Stock Exchange under the ticker symbol “CFN.” More information may be found at carefusion.com.

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Cardinal Health

About the planned CareFusion spinoff

Cardinal Health’s board has approved the spinoff of CareFusion Corp. through a pro rata distribution of at least 80.1 percent of the shares of CareFusion common stock to Cardinal Health shareholders, with Cardinal Health retaining the remaining shares. The distribution of shares of CareFusion common stock will be made after the close of trading on Aug. 31 to Cardinal Health’s shareholders of record as of 5 p.m. EDT on Aug. 25, the record date for the spinoff. Cardinal Health will distribute 0.5 share of CareFusion common stock for each common share of Cardinal Health outstanding as of the record date. Shareholders will receive cash in lieu of fractional shares of CareFusion common stock. No action is required by Cardinal Health shareholders as of the record date to receive their shares of the common stock of CareFusion Corp. in the spinoff.

[1]	Non-GAAP diluted EPS from continuing operations: Non-GAAP earnings from continuing operations divided by diluted weighted average shares outstanding.

[2]

Non-GAAP earnings from continuing operations: Earnings from continuing operations excluding (1) special items, (2) impairments, (gain)/loss on sale of assets and other, net and, except for adjusted results, (3) spinoff costs not included in special items or impairments, (gain)/loss on sale of assets and other, net, each net of tax.

[3]

Non-GAAP operating earnings: Operating earnings excluding (1) special items, (2) impairments, (gain)/loss on sale of assets and other, net and (3) spinoff costs not included in special items or impairments, (gain)/loss on sale of assets and other, net.

[4]

Bulk pharmaceutical customers consist of Healthcare Supply Chain Services customers to which the segment distributes pharmaceutical, radiopharmaceutical and over-the-counter health care products to the customers’ centralized warehouse operations and mail order businesses.

[5]

Non-bulk pharmaceutical customers consist of all Healthcare Supply Chain Services customers to which the segment distributes pharmaceutical, radiopharmaceutical and over-the-counter health care products other than bulk pharmaceutical customers.

[6]

Cardinal Health unaudited adjusted financial results have been derived from Cardinal Health’s historical consolidated financial statements and have been adjusted to present the estimated impact of removal of the CareFusion businesses from the historical financial statements of Cardinal Health. These financial results do not necessarily reflect the financial results that will be presented within Cardinal Health’s consolidated financial statements subsequent to the completion of the spinoff of CareFusion. In addition, they do not reflect what the financial results would have been if Cardinal Health had actually operated without the CareFusion businesses during the periods shown nor are they necessarily indicative of Cardinal Health’s future results. The assumptions and estimates used and adjustments derived from such assumptions are based on currently available information, and Cardinal Health management believes such assumptions and estimates are reasonable under the circumstances. For more information, see the Cardinal Health unaudited adjusted consolidated financial statements included as Exhibit 99.4 to Cardinal Health’s Form 8-K filed on Aug. 18, 2009.

[7]

CareFusion adjusted diluted earnings per share: CareFusion earnings from continuing operations adjusted to exclude (1) restructuring and acquisition integration charges (including one-time spinoff related costs) and (2) acquired in-process research and development, divided by the anticipated number of diluted weighted average shares of CareFusion common stock outstanding at spinoff. This is a non-GAAP financial measure.

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[8]

CareFusion unaudited pro forma financial results have been derived from the historical consolidated financial statements and accounting records of Cardinal Health, Inc. and reflect CareFusion’s results as if the spinoff and certain related transactions had occurred as of the beginning of the fiscal year. These financial results do not necessarily reflect what CareFusion’s financial results would have been if it had operated as an independent, publicly traded company during this fiscal period. In addition, these financial results are not necessarily indicative of CareFusion’s future results. The assumptions and estimates used and pro forma adjustments derived from such assumptions are based on currently available information, and CareFusion management believes such assumptions are reasonable under the circumstances. For more information, see the CareFusion unaudited pro forma condensed combined financial statements included as an Exhibit 99.5 to Cardinal Health’s Form 8-K filed on Aug. 18, 2009.

A reconciliation of the differences between these non-GAAP financial measures and their most directly comparable GAAP financial measures is provided in the attached tables and at cardinalhealth.com. Reconciliations of non-GAAP adjusted Cardinal Health financial measures and pro forma adjusted CareFusion financial measures are also provided in Exhibits 99.4 and 99.5 respectively to Cardinal Health’s Form 8-K filed on Aug. 18, 2009.

Cardinal Health uses its Web site as a channel of distribution for material company information. Important information, including news releases, analyst presentations and financial information regarding Cardinal Health is routinely posted and accessible on the investor page at cardinalhealth.com.

This news release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include (but are not limited to) uncertainties related to the deferral in hospital capital spending affecting Cardinal Health’s Clinical and Medical Products businesses and difficulties in forecasting the exact duration and potential long-term changes in hospital spending patterns; uncertainties and risks regarding the spinoff, including the costs associated with the spinoff and the impact of the spinoff on Cardinal Health, CareFusion and the potential market for their respective securities; competitive pressures in Cardinal Health’s various lines of business; the loss of one or more key customer or supplier relationships or changes to the terms of those relationships; uncertainties relating to timing of generic and branded pharmaceutical introductions and the frequency or rate of branded pharmaceutical price appreciation or generic pharmaceutical price deflation; changes in the distribution patterns or reimbursement rates for health care products and/or services; the results, consequences, effects or timing of any inquiry or investigation by any regulatory authority or any legal or administrative proceedings; future actions of regulatory bodies or government authorities relating to Cardinal Health’s manufacturing or sale of products and other costs or claims that could arise from its manufacturing, compounding or repackaging operations or from its other services; the effects, timing or success of restructuring programs or plans; the costs, difficulties and uncertainties related to the integration of acquired businesses; uncertainties related to disruptions in the financial markets, including uncertainties related to the availability and/or cost of credit and the impact of financial market disruptions on Cardinal Health’s customers and vendors; uncertainties regarding the ultimate features of government health care reform initiatives and their enactment and implementation; and conditions in the pharmaceutical market and general economic and market conditions. In addition, Cardinal Health, CareFusion and the spinoff are subject to additional risks and uncertainties described in Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports and CareFusion’s Form 10 registration statement (including all amendments to those reports and registration statement) and exhibits to those reports and registration statement. This news release reflects management’s views as of Aug. 18, 2009. Except to the extent required by applicable law, neither Cardinal Health nor CareFusion undertakes an obligation to update or revise any forward-looking statement.

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CARDINAL HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Fourth Quarter
(in millions, except per Common Share amounts)	2009	2008	% Change
Revenue	$25,198.9	$22,894.3	10%
Cost of products sold	23,827.7	21,439.6	11%

Gross margin	1,371.2	1,454.7	(6)%

Selling, general and administrative expenses	870.1	895.0	(3)%
Impairments, (gain)/loss on sale of assets and other, net	11.5	(10.0)	N.M.

Special items:
Restructuring charges	53.0	10.9	N.M.
Acquisition integration charges	2.8	25.1	N.M.
Litigation and other	(2.0)	6.4	N.M.

Operating earnings	435.8	527.3	(17)%

Interest expense and other	34.6	47.0	(26)%

Earnings before income taxes and discontinued operations	401.2	480.3	(16)%

Provision for income taxes	133.7	164.4	(19)%

Earnings from continuing operations	267.5	315.9	(15)%

Earnings from discontinued operations (net of tax expense of $2.5 and $5.1 for the fourth quarter of fiscal 2009 and 2008, respectively)	5.7	2.1	N.M.

Net earnings	$273.2	$318.0	(14)%

Basic earnings per Common Share:
Continuing operations	$0.75	$0.89	(16)%
Discontinued operations	0.01	—	N.M.

Net basic earnings per Common Share	$0.76	$0.89	(15)%

Diluted earnings per Common Share:
Continuing operations	$0.74	$0.88	(16)%
Discontinued operations	0.01	—	N.M.

Net diluted earnings per Common Share	$0.75	$0.88	(15)%

Weighted average number of Common Shares outstanding:
Basic	358.2	355.5
Diluted	361.1	359.8

CARDINAL HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Fiscal Year
(in millions, except per Common Share amounts)	2009	2008	% Change
Revenue	$99,512.4	$90,975.5	9%
Cost of products sold	93,986.0	85,395.8	10%

Gross margin	5,526.4	5,579.7	(1)%

Selling, general and administrative expenses	3,438.3	3,390.1	1%
Impairments, (gain)/loss on sale of assets and other, net	25.0	(32.0)	N.M.

Special items:
Restructuring charges	164.3	65.7	N.M.
Acquisition integration charges	14.5	44.9	N.M.
Litigation and other	(1.4)	19.5	N.M.

Operating earnings	1,885.7	2,091.5	(10)%

Interest expense and other	218.7	169.4	29%

Earnings before income taxes and discontinued operations	1,667.0	1,922.1	(13)%

Provision for income taxes	524.2	626.1	(16)%

Earnings from continuing operations	1,142.8	1,296.0	(12)%

Earnings from discontinued operations (net of tax expense of $8.6 and $39.7 for fiscal 2009 and 2008, respectively)	8.8	4.6	N.M.

Net earnings	$1,151.6	$1,300.6	(11)%

Basic earnings per Common Share:
Continuing operations	$3.20	$3.62	(12)%
Discontinued operations	0.02	0.01	N.M.

Net basic earnings per Common Share	$3.22	$3.63	(11)%

Diluted earnings per Common Share:
Continuing operations	$3.16	$3.56	(11)%
Discontinued operations	0.02	0.01	N.M.

Net diluted earnings per Common Share	$3.18	$3.57	(11)%

Weighted average number of Common Shares outstanding:
Basic	357.6	358.2
Diluted	361.5	364.0

CARDINAL HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	June 30,
(in millions)	2009	2008
Assets
Cash and equivalents	$1,847.5	$1,291.3
Trade receivables, net	5,643.6	4,987.7
Current portion of net investment in sales-type leases	398.9	383.7
Inventories	7,145.5	6,757.7
Prepaid expenses and other	588.8	591.4
Assets from businesses held for sale and discontinued operations	174.7	264.2

Total current assets	15,799.0	14,276.0

Property and equipment, net	1,873.0	1,714.0
Net investment in sales-type leases, less current portion	929.8	916.8
Goodwill and other intangibles, net	6,095.9	6,157.3
Other assets	421.1	384.1

Total assets	$25,118.8	$23,448.2

Liabilities and Shareholders’ Equity
Current portion of long-term obligations and other short-term borrowings	$367.3	$159.0
Accounts payable	9,138.0	8,303.8
Other accrued liabilities	1,868.2	1,874.9
Liabilities from businesses held for sale and discontinued operations	26.3	50.0

Total current liabilities	11,399.8	10,387.7

Long-term obligations, less current portion and other short-term borrowings	3,280.0	3,687.4
Deferred income taxes and other liabilities	1,714.3	1,625.6
Total shareholders’ equity	8,724.7	7,747.5

Total liabilities and shareholders’ equity	$25,118.8	$23,448.2

CARDINAL HEALTH, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Fourth Quarter		Fiscal Year
(in millions)	2009	2008	2009	2008
Cash Flows From Operating Activities:
Net earnings	$273.2	$318.0	$1,151.6	$1,300.6
Earnings from discontinued operations	(5.7)	(2.1)	(8.8)	(4.6)

Earnings from continuing operations	267.5	315.9	1,142.8	1,296.0
Adjustments to reconcile earnings from continuing operations to net cash provided by / (used in) operating activities:
Depreciation and amortization	110.6	94.9	399.4	374.8
Asset impairments and (gain)/loss on sale of assets, net	11.5	(9.4)	25.0	(31.4)
Purchased in-process research and development	—	18.0	—	18.0
Equity compensation	30.5	35.6	122.8	122.3
Provision for deferred income taxes	69.5	25.8	69.5	25.8
Provision for bad debts	5.8	3.8	59.4	26.1
Change in operating assets and liabilities, net of effects from acquisitions:
(Increase)/decrease in trade receivables	232.7	(18.9)	(646.1)	(313.1)
(Increase)/decrease in inventories	912.6	499.2	(341.8)	614.3
(Increase)/decrease in net investment in sales-type leases	8.0	(41.1)	(28.2)	(124.9)
Increase/(decrease) in accounts payable	(889.6)	(638.4)	749.0	(859.9)
Other accrued liabilities and operating items, net	84.4	(48.0)	6.5	405.6

Net cash provided by operating activities - continuing operations	843.5	237.4	1,558.3	1,553.6
Net cash provided by/(used in) operating activities - discontinued operations	(16.8)	4.9	9.0	(36.0)

Net cash provided by operating activities	826.7	242.3	1,567.3	1,517.6

Cash Flows From Investing Activities:
Acquisition of subsidiaries, net of divestitures and cash acquired	—	(475.9)	(5.3)	(514.9)
Proceeds from sale of property and equipment	1.0	22.4	13.5	32.6
Additions to property and equipment	(271.4)	(120.8)	(533.4)	(366.0)
Sale of investment securities available for sale, net	—	—	—	132.0

Net cash used in investing activities - continuing operations	(270.4)	(574.3)	(525.2)	(716.3)
Net cash used in investing activities - discontinued operations	(3.4)	(3.7)	(17.7)	(10.1)

Net cash used in investing activities	(273.8)	(578.0)	(542.9)	(726.4)

Cash Flows From Financing Activities:
Net change in commercial paper and short-term borrowings	—	(202.7)	—	(0.5)
Reduction of long-term obligations	5.5	(4.6)	(304.6)	(21.5)
Proceeds from long-term obligations, net of issuance costs	(24.4)	302.5	0.4	303.5
Proceeds from issuance of Common Shares	0.5	18.6	39.3	227.9
Tax benefit/(expense) from stock options	(2.7)	26.8	(2.9)	42.1
Dividends on Common Shares	(50.3)	(42.6)	(200.4)	(173.1)
Purchase of Common Shares in treasury	—	—	—	(1,181.6)

Net cash provided by/(used in) financing activities - continuing operations	(71.4)	98.0	(468.2)	(803.2)
Net cash provided by/(used in) financing activities - discontinued operations	—	—	—	—

Net cash provided by/(used in) financing activities	(71.4)	98.0	(468.2)	(803.2)

Net increase/(decrease) in cash and equivalents	481.5	(237.7)	556.2	(12.0)

Cash and equivalents at beginning of period	1,366.0	1,529.0	1,291.3	1,303.3

Cash and equivalents at end of period	$1,847.5	$1,291.3	$1,847.5	$1,291.3

CARDINAL HEALTH, INC. AND SUBSIDIARIES

BUSINESS ANALYSIS

TOTAL COMPANY

	Fourth Quarter		Non-GAAP Fourth Quarter
(in millions)	2009	2008	2009	2008
Revenue
Amount	$25,199	$22,894
Growth Rate	10%	3%

Operating Earnings
Amount	$436	$527	$509	$560
Growth Rate	(17)%	27%	(9)%	5%

Earnings from Continuing Operations
Amount	$268	$316	$311	$342
Growth Rate	(15)%	36%	(9)%	1%

	Fiscal Year		Non-GAAP Fiscal Year
	2009	2008	2009	2008
Revenue
Amount	$99,512	$90,976
Growth Rate	9%	5%

Operating Earnings
Amount	$1,886	$2,092	$2,098	$2,190
Growth Rate	(10)%	55%	(4)%	3%

Earnings from Continuing Operations
Amount	$1,143	$1,296	$1,256	$1,365
Growth Rate	(12)%	58%	(8)%	—

Refer to the GAAP / Non-GAAP Reconciliation for definitions and calculations supporting the non-GAAP balances.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

SEGMENT BUSINESS ANALYSIS

	Fourth Quarter
(in millions)	2009	2008
HEALTHCARE SUPPLY CHAIN SERVICES

Revenue [1]
Amount	$24,318	$21,832
Growth Rate	11%	2%
Mix	95%	93%

Segment Profit [2]
Amount	$341	$316
Growth Rate	8%	(13)%
Mix	66%	55%
Segment Profit Margin	1.40%	1.45%

	Fourth Quarter
(in millions)	2009	2008
ALL OTHER

Revenue [1]
Amount	$234	$288
Growth Rate	(19)%	1%
Mix	1%	1%

Segment Profit [2]
Amount	$17	$27
Growth Rate	(36)%	9%
Mix	3%	5%
Segment Profit Margin	7.44%	9.41%

	Fourth Quarter
(in millions)	2009	2008
CLINICAL AND MEDICAL PRODUCTS

Revenue [1]
Amount	$1,119	$1,270
Growth Rate	(12)%	25%
Mix	4%	6%

Segment Profit [2]
Amount	$157	$229
Growth Rate	(32)%	20%
Mix	31%	40%
Segment Profit Margin	13.99%	18.04%

Refer to definitions for an explanation of calculations.

[1]

Total consolidated revenue for the three months ended June 30, 2009 was $25.2 billion, which included total segment revenue of $25.7 billion and Corporate revenue of $(0.5) billion. Total consolidated revenue for the three months ended June 30, 2008 was $22.9 billion, which included total segment revenue of $23.4 billion and Corporate revenue of $(0.5) billion. Corporate consists primarily of elimination of inter-segment revenue.

[2]

Total consolidated operating earnings for the three months ended June 30, 2009 were $436 million, which included total segment profit of $515 million and Corporate loss of $(79) million. Total consolidated operating earnings for the three months ended June 30, 2008 were $527 million, which included total segment profit of $572 million and Corporate loss of $(45) million. Corporate includes, among other things, special items and impairments, (gain)/loss on sale of assets and other, net.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

SEGMENT BUSINESS ANALYSIS

	Fiscal Year
(in millions)	2009	2008
HEALTHCARE SUPPLY CHAIN SERVICES

Revenue [1]
Amount	$95,718	$87,110
Growth Rate	10%	4%
Mix	94%	94%

Segment Profit [2]
Amount	$1,339	$1,333
Growth Rate	—%	(12)%
Mix	64%	61%
Segment Profit Margin	1.40%	1.53%

	Fiscal Year
(in millions)	2009	2008
ALL OTHER

Revenue [1]
Amount	$1,018	$1,190
Growth Rate	(14)%	3%
Mix	1%	1%

Segment Profit [2]
Amount	$95	$101
Growth Rate	(5)%	(6)%
Mix	4%	5%
Segment Profit Margin	9.36%	8.45%

	Fiscal Year
(in millions)	2009	2008
CLINICAL AND MEDICAL PRODUCTS

Revenue [1]
Amount	$4,588	$4,606
Growth Rate	—%	30%
Mix	5%	5%

Segment Profit [2]
Amount	$670	$735
Growth Rate	(9)%	37%
Mix	32%	34%
Segment Profit Margin	14.59%	15.96%

Refer to definitions for an explanation of calculations.

[1]

Total consolidated revenue for the fiscal year ended June 30, 2009 was $99.5 billion, which included total segment revenue of $101.3 billion and Corporate revenue of $(1.8) billion. Total consolidated revenue for the fiscal year ended June 30, 2008 was $91.0 billion, which included total segment revenue of $92.9 billion and Corporate revenue of $(1.9) billion. Corporate consists primarily of elimination of inter-segment revenue.

[2]

Total consolidated operating earnings for the fiscal year ended June 30, 2009 were $1,886 million, which included total segment profit of $2,104 million and Corporate loss of $(218) million. Total consolidated operating earnings for the fiscal year ended June 30, 2008 were $2,092 million, which included total segment profit of $2,169 million and Corporate loss of $(77) million. Corporate includes, among other things, special items and impairments, (gain)/loss on sale of assets and other, net.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

SCHEDULE OF NOTABLE ITEMS

	Fourth Quarter		Fiscal Year
(in millions, except per Common Share amounts)	2009	2008	2009	2008
Special Items
Restructuring charges	$(53.0)	$(10.9)	$(164.3)	$(65.7)
Acquisition integration charges	(2.8)	(25.1)	(14.5)	(44.9)
Litigation and other	2.0	(6.4)	1.4	(19.5)

Total special items	(53.8)	(42.4)	(177.4)	(130.1)
Tax benefit	15.2	12.0	51.6	43.8

Special items, net of tax	$(38.6)	$(30.4)	$(125.8)	$(86.3)

Decrease to diluted EPS from continuing operations	$(0.11)	$(0.09)	$(0.35)	$(0.24)

Other Spin-Off Costs
Other spin-off costs	$(8.4)	$—	$(10.4)	$—
Tax benefit	3.1	—	3.9	—

Other spin-off costs, net of tax	$(5.3)	$—	$(6.5)	$—

Decrease to diluted EPS from continuing operations	$(0.01)	$—	$(0.02)	$—

Impairments, Gain/(Loss) on Sale of Assets and Other, Net
Impairments, gain/(loss) on sale of assets and other, net [1]	$(11.5)	$10.0	$(25.0)	$32.0
Tax benefit / (expense)	11.8	(6.0)	43.5	(14.4)

Impairments, gain/(loss) on sale of assets and other, net, net of tax	$0.3	$4.0	$18.5	$17.6

Increase to diluted EPS from continuing operations	$—	$0.01	$0.05	$0.05

Weighted Average Number of Diluted Shares Outstanding	361.1	359.8	361.5	364.0

[1]

Other spin-off costs included in selling, general and administrative expenses and interest expense and other for the three months ended June 30, 2009 were $8.1 million and $0.3 million, respectively. Other spin-off costs included in selling, general and administrative expenses and interest expense and other for the fiscal year ended June 30, 2009 were $10.1 million and $0.3 million, respectively.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

ASSET MANAGEMENT ANALYSIS

	Fourth Quarter		Fiscal Year
	2009	2008	2009	2008
Receivable Days	20.1	20.9
Days Inventory on Hand	24	25

Debt to Total Capital	29%	33%
Net Debt to Capital	17%	25%

Return on Equity	12.7%	16.8%	14.1%	17.7%
Non-GAAP Return on Equity	14.8%	18.2%	15.4%	18.8%

Return on Invested Capital	5.97%	7.35%	6.63%	7.55%
Non-GAAP Return on Invested Capital	6.85%	7.91%	7.21%	7.96%

Effective Tax Rate from Continuing Operations	33.3%	34.2%	31.4%	32.6%
Non-GAAP Effective Tax Rate from Continuing Operations	34.5%	33.2%	33.2%	32.4%

Refer to the GAAP / Non-GAAP Reconciliation for non-GAAP calculations.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

GAAP / NON-GAAP RECONCILIATION

	Fourth Quarter 2009					Fiscal Year 2009
(in millions, except per Common Share amounts)	GAAP	Special Items	Other Spin-Off Costs	Impairments, (Gain)/Loss on Sale of Assets and Other, Net	Non-GAAP	GAAP	Special Items	Other Spin-Off Costs	Impairments, (Gain)/Loss on Sale of Assets and Other, Net	Non-GAAP
Operating Earnings
Amount	$436	$54	$8	$12	$509	$1,886	$177	$10	$25	$2,098
Growth Rate	(17)%				(9)%	(10)%				(4)%

Provision for Income Taxes	$134	$15	$3	$12	$164	$524	$52	$4	$44	$623

Earnings from Continuing Operations
Amount	$268	$39	$5	$—	$311	$1,143	$126	$7	$(19)	$1,256
Growth Rate	(15)%				(9)%	(12)%				(8)%

Diluted EPS from Continuing Operations
Amount	$0.74	$0.11	$0.01	$—	$0.86	$3.16	$0.35	$0.02	$(0.05)	$3.48
Growth Rate	(16)%				(10)%	(11)%				(7)%

	Fourth Quarter 2008					Fiscal Year 2008
	GAAP	Special Items	Other Spin-Off Costs	Impairments, (Gain)/Loss on Sale of Assets and Other, Net	Non-GAAP	GAAP	Special Items	Other Spin-Off Costs	Impairments, (Gain)/Loss on Sale of Assets and Other, Net	Non-GAAP
Operating Earnings
Amount	$527	$42	$—	$(10)	$560	$2,092	$130	$—	$(32)	$2,190
Growth Rate	27%				5%	55%				3%

Provision for Income Taxes	$164	$12	$—	$(6)	$170	$626	$44	$—	$(14)	$655

Earnings from Continuing Operations
Amount	$316	$30	$—	$(4)	$342	$1,296	$86	$—	$(18)	$1,365
Growth Rate	36%				1%	58%				—%

Diluted EPS from Continuing Operations
Amount	$0.88	$0.09	$—	$(0.01)	$0.96	$3.56	$0.24	$—	$(0.05)	$3.75
Growth Rate	47%				9%	75%				11%

The sum of the components may not equal the total due to rounding.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

GAAP / NON-GAAP RECONCILIATION

	Fourth Quarter		Fiscal Year
(in millions)	2009	2008	2009	2008
GAAP Return on Equity	12.7%	16.8%	14.1%	17.7%

Non-GAAP Return on Equity
Net earnings	$273.2	$318.0	$1,151.6	$1,300.6
Special items, net of tax, in continuing operations	38.6	30.4	125.8	86.3
Other spin-off costs, net of tax	5.3	—	6.5	—
Impairments, (gain)/loss on sale of assets and other, net, net of tax, in continuing operations	(0.3)	(4.0)	(18.5)	(17.6)
Gain on sale of PTS, net of tax, in discontinued operations	—	—	—	7.6

Adjusted net earnings	$316.8	$344.4	$1,265.4	$1,376.9

Annualized	$1,267.2	$1,377.6	$1,265.4	$1,376.9

Divided by average shareholders’ equity [1]	$8,579.6	$7,570.4	$8,190.5	$7,338.8

Non-GAAP return on equity	14.8%	18.2%	15.4%	18.8%

	Fourth Quarter		Fiscal Year
	2009	2008	2009	2008
GAAP Return on Invested Capital	5.97%	7.35%	6.63%	7.55%

Non-GAAP Return on Invested Capital
Net earnings	$273.2	$318.0	$1,151.6	$1,300.6
Special items, net of tax, in continuing operations	38.6	30.4	125.8	86.3
Other spin-off costs, net of tax	5.3	—	6.5	—
Impairments, (gain)/loss on sale of assets and other, net, net of tax, in continuing operations	(0.3)	(4.0)	(18.5)	(17.6)
Interest expense and other, net of tax	21.9	30.0	139.3	108.4
Gain on sale of PTS, net of tax, in discontinued operations	—	—	—	7.6

Adjusted net earnings	$338.7	$374.4	$1,404.7	$1,485.3

Annualized	$1,354.8	$1,497.6	$1,404.7	$1,485.3

Divided by average total invested capital [2]	$19,778.3	$18,935.7	$19,487.0	$18,664.2

Non-GAAP return on invested capital	6.85%	7.91%	7.21%	7.96%

[1]

The average shareholders’ equity shown above is calculated using the average of the prior and current quarters except for year-to-date which is calculated as the average of shareholders’ equity at the end of the prior years’ fourth quarter plus each of the current year quarters.

[2]

Total invested capital is calculated as the sum of the current portion of long-term obligations and other short-term borrowings, long-term obligations, total shareholders’ equity and unrecorded goodwill. The average total invested capital is calculated using the average of total invested capital at the end of the prior and current quarters except for year-to-date which is calculated as the average of the prior years’ fourth quarter plus each of the current year quarters. Unrecorded goodwill is $7.5 billion for all periods presented.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

GAAP / NON-GAAP RECONCILIATION

	Fourth Quarter		Fiscal Year
(in millions)	2009	2008	2009	2008
GAAP Effective Tax Rate from Continuing Operations	33.3%	34.2%	31.4%	32.6%

Non-GAAP Effective Tax Rate from Continuing Operations
Earnings before income taxes and discontinued operations	$401.2	$480.3	$1,667.0	$1,922.1
Special items	53.8	42.4	177.4	130.1
Other spin-off costs	8.4	—	10.4	—
Impairments, (gain)/loss on sale of assets and other, net	11.5	(10.0)	25.0	(32.0)

Adjusted earnings before income taxes and discontinued operations	$474.9	$512.7	$1,879.8	$2,020.2

Provision for income taxes	$133.7	$164.4	$524.2	$626.1
Special items tax benefit	15.2	12.0	51.6	43.8
Other spin-off costs tax benefit	3.1	—	3.9	—
Impairments, (gain)/loss on sale of assets and other, net, tax impact	11.8	(6.0)	43.5	(14.4)

Adjusted provision for income taxes	$163.8	$170.4	$623.2	$655.5

Non-GAAP effective tax rate from continuing operations	34.5%	33.2%	33.2%	32.4%

	Fourth Quarter
	2009	2008
Debt to Total Capital	29%	33%

Net Debt to Capital
Current portion of long-term obligations and other short-term borrowings	$367.3	$159.0
Long-term obligations, less current portion and other short-term borrowings	3,280.0	3,687.4

Debt	$3,647.3	$3,846.4
Cash and equivalents	(1,847.5)	(1,291.3)

Net debt	$1,799.8	$2,555.1
Total shareholders’ equity	$8,724.7	$7,747.5
Capital	$10,524.5	$10,302.6
Net debt to capital	17%	25%

Forward-Looking Non-GAAP Financial Measures

The Company presents non-GAAP earnings from continuing operations and non-GAAP effective tax rate from continuing operations (and presentations derived from these financial measures) on a forward-looking basis. The most directly comparable forward-looking GAAP measures are earnings from continuing operations and effective tax rate from continuing operations. The Company is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most comparable forward-looking GAAP measures because the Company cannot reliably forecast special items, impairments, (gain)/loss on sale of assets and other, net and other spin-off costs, which are difficult to predict and estimate and are primarily dependent on future events. Please note that the unavailable reconciling items could significantly impact the Company’s future financial results.

CareFusion presents the non-GAAP measure “adjusted diluted earnings per share” on a forward-looking basis. The most directly comparable forward-looking GAAP measure for CareFusion is diluted earnings per share. CareFusion is unable to provide a quantitative reconciliation of this forward-looking non-GAAP measure to the most directly comparable forward-looking GAAP measure, because CareFusion cannot reliably forecast merger integration and restructuring costs and acquired in-process research and development costs. Please note that the unavailable reconciling items could significantly impact CareFusion’s future financial results.

CARDINAL HEALTH, INC. AND SUBSIDIARIES

DEFINITIONS

GAAP

Debt: long-term obligations plus short-term borrowings

Debt to Total Capital: debt divided by (debt plus total shareholders’ equity)

Diluted EPS from Continuing Operations: earnings from continuing operations divided by diluted weighted average shares outstanding

Effective Tax Rate from Continuing Operations: provision for income taxes divided by earnings before income taxes and discontinued operations

Operating Cash Flow: net cash provided by / (used in) operating activities from continuing operations

Other Spin-Off Costs: costs incurred in connection with the Company’s plans to spin off its clinical and medical products businesses that are not included in special items or impairments, (gain)/loss on sale of assets and other, net

Segment Profit: segment revenue minus (segment cost of products sold and segment selling, general and administrative expenses)

Segment Profit Margin: segment profit divided by segment revenue

Segment Profit Mix: segment profit divided by total segment profit for all segments

Return on Equity: annualized net earnings divided by average shareholders’ equity

Return on Invested Capital: annualized net earnings plus interest expense and other divided by (average total shareholders’ equity plus debt plus unrecorded goodwill)

Revenue Mix: segment revenue divided by total segment revenue for all segments

NON-GAAP

Net Debt to Capital: net debt divided by (net debt plus total shareholders’ equity)

Net Debt: debt minus (cash and equivalents and short-term investments available for sale)

Non-GAAP Diluted EPS from Continuing Operations: non-GAAP earnings from continuing operations divided by diluted weighted average shares outstanding

Non-GAAP Diluted EPS from Continuing Operations Growth Rate: (current period non-GAAP diluted EPS from continuing operations minus prior period non-GAAP diluted EPS from continuing operations) divided by prior period non-GAAP diluted EPS from continuing operations

Non-GAAP Earnings from Continuing Operations: earnings from continuing operations excluding (1) special items, (2) impairments, (gain)/loss on sale of assets and other, net and (3) Other Spin-Off Costs, each net of tax

Non-GAAP Earnings from Continuing Operations Growth Rate: (current period non-GAAP earnings from continuing operations minus prior period non-GAAP earnings from continuing operations) divided by prior period non-GAAP earnings from continuing operations

Non-GAAP Effective Tax Rate from Continuing Operations: (provision for income taxes adjusted for (1) special items, (2) impairments, (gain)/loss on sale of assets and other, net and (3) Other Spin-Off Costs) divided by (earnings before income taxes and discontinued operations adjusted for (1) special items, (2) impairments, (gain)/loss on sale of assets and other, net and (3) Other Spin-Off Costs)

Non-GAAP Operating Earnings: operating earnings excluding (1) special items, (2) impairments, (gain)/loss on sale of assets and other, net and (3) Other Spin-Off Costs

Non-GAAP Operating Earnings Growth Rate: (current period non-GAAP operating earnings minus prior period non-GAAP operating earnings) divided by prior period non-GAAP operating earnings

Non-GAAP Return on Equity: (annualized current period net earnings excluding (1) special items, (2) impairments, (gain)/loss on sale of assets and other, net and (3) Other Spin-Off Costs, each net of tax) divided by average shareholders’ equity 1

Non-GAAP Return on Invested Capital: (annualized net earnings excluding (1) special items, (2) impairments, (gain)/loss on sale of assets and other, net, (3) Other Spin-Off Costs and (4) interest expense and other, each net of tax) divided by (average total shareholders’ equity plus debt plus unrecorded goodwill)1

[1]	For the fiscal year ended June 30, 2008, the numerator in calculating these non-GAAP measures also excludes the $7.6 loss, net of tax, on the sale of PTS recorded in discontinued operations.